THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAS BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

PROMISSORY NOTE

$200,000	January 4, 2010

Arlington, Virginia

FOR VALUE RECEIVED, the undersigned, ARIA INTERNATIONAL HOLDINGS, INC., a Nevada corporation with an address at 4821 29th Street North, Arlington, Virginia 22207 (the “Borrower”), promises to pay to the order of REGENT PRIVATE CAPITAL, LLC., an Oklahoma limited liability company (the “Lender”) or its permitted assigns, at Lender's address at 5727 S. Lewis Street, Tulsa, Oklahoma 74105 the principal amount of Two Hundred Thousand Dollars ($200,000) (“Principal Amount”), with interest thereon, payable at the rate of twelve percent (12%) per annum, in lawful money of the United States. The Principal Amount and all interest accrued thereon shall be paid, in full, on the earlier of: (i) the date on which the Borrower has raised an aggregate of at least Two Million Dollars ($2,000,000) in gross proceeds, in one or more financing transactions commencing on January 4, 2010, whether equity, debt or otherwise; or (ii) April 5, 2010 (the applicable date which shall be referred to hereafter as the “Maturity Date”).

1.         Loan and Stock Purchase Agreement. This promissory note is the “Note” referred to in that certain Loan and Stock Purchase Agreement between the Borrower and the Lender of even date herewith (the “Purchase Agreement”). This Note shall be subject to all of the terms and conditions set forth in the Purchase Agreement. Initially capitalized terms not otherwise defined herein shall have the meanings given to those terms in the Purchase Agreement.

2.         Prepayment. The entire Principal Amount and all interest accrued thereon may be paid, in full (but not in part), at any time prior to the Maturity Date, without any prepayment or penalty.

3.         Event of Default. The Principal Amount and all interest accrued thereon, shall become due and payable at the option of the Lender, or any other holder hereof, immediately upon Borrower’s (i) default in payment of the Principal Amount or interest due on this Note which continues for more than five (5) days after the Maturity Date or (ii) any other default by Borrower of its obligations under this Note or the Purchase Agreement.

4.         Excess Interest. Notwithstanding anything to the contrary contained herein, the Borrower shall not be obligated to pay interest at a rate in excess of the maximum rate of interest permitted by applicable law, and any payments in excess of such maximum rate shall be returned to the Borrower.

5.         Miscellaneous

(a) The Borrower hereby waives presentment for payment, demand, notice of non-payment and dishonor, protest, notice of protest and any other notice that may be required under the law in connection with enforcement of this Note.

(b) The Borrower agrees to pay all expenses (including, but not limited to, the reasonable fees and expenses of legal counsel) incurred by the Lender, or other holder of this Note, in connection with the enforcement of this Note and collection of the amounts payable hereunder.

(c) None of the Lender's, or other holder's rights or remedies hereunder shall be deemed waived or affected by any failure or delay in the exercise thereof.

(d) This Note may not be modified or the face hereof canceled except in a writing, signed by the Borrower and by the Lender or any other holder of this Note.

(e) This Note shall be interpreted in accordance with the laws of the State of Virginia.

(f) This Note may be divided into one or more promissory notes, the terms of which shall be substantially similar to the terms contained herein and each of which may be assigned by Regent to the Regent Affiliates.

ARIA INTERNATIONAL HOLDINGS, INC. By: /s/ Michael A. Crosby Michael A. Crosby, Chief Executive Officer